Exhibit 99.1

AEROVIRONMENT ANNOUNCES LEADERSHIP TRANSITION PLAN

Wahid Nawabi to Become Chief Executive Officer, Effective May 2, 2016

Tim Conver Announces Retirement as CEO, Effective May 1;
 Will Continue to Serve as Chairman of the Board of Directors

SIMI VALLEY, Calif., April 4, 2016 — AeroVironment, Inc. (NASDAQ: AVAV) today announced that its Board of Directors has appointed Wahid Nawabi, currently president and chief operating officer, as chief executive officer and a member of the Board of Directors, effective May 2, 2016.  Mr. Nawabi succeeds Tim Conver, who will retire as CEO effective May 1, 2016, and remain chairman of the Board.

“The AeroVironment Board, with my full support, has selected an outstanding and proven leader at a time when our management team is strong and our opportunities are great.  This is the right time for Wahid Nawabi to transition to CEO of AeroVironment,” said Mr. Conver.  “Throughout his tenure at AeroVironment, Wahid has demonstrated exceptional leadership in complex and broad management roles while executing our strategy and generating value for our customers.  Over the past five years, Wahid has been integral in supporting and building on our culture of innovation.  He is uniquely capable and positioned to lead the next phase of AeroVironment’s growth for the benefit of our customers, employees and stockholders.  I look forward to working with Wahid and my fellow directors to continue supporting AeroVironment as chairman, with a focus on increasing long term stockholder value.”

“Tim recognized the unique potential of our people and culture more than 25 years ago and transformed AeroVironment into a pioneering business and market leader, delivering valuable new categories of capability to customers in multiple industries,” said Mr. Nawabi.  “Today, AeroVironment operates a strong core business while advancing a

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portfolio of growth opportunities, including unmanned aircraft systems, Tactical Missile Systems, commercial UAS and electric vehicle charging.  I am grateful for Tim and the Board’s confidence in me, and honored to assume the leadership of our tremendous team in pursuit of continued growth and value creation.”

Mr. Conver became AeroVironment’s president in 1990 and has served as its CEO since 1992.  During that period AeroVironment grew from a private company with annual revenue of $10 million to a public company with annual revenue last fiscal year of $259 million and a current market capitalization of more than $650 million.

“The Board maintains an ongoing, deliberate process for managing executive succession.  This announcement is the result of that process, and began when Tim first approached the Board to discuss planning for his succession several years ago,” said Arnie Fishman, lead independent director.  “When the Board appointed Wahid to the COO role nearly one year ago and to the role of president this past January, we were confident he was the right leader for AeroVironment.  Wahid has demonstrated the skills and characteristics we knew were required to continue to lead the company with the success that Tim has delivered over the last 25 years and we are excited to welcome him to the new role.”

About Wahid Nawabi

Wahid Nawabi, 46, has served as chief operating officer of AeroVironment since April 2015 and as president since January 2016.  He joined the Company in 2011 as senior vice president and general manager of the EES business segment, where he led the redesign of the segment’s business strategy and successfully launched a number of innovative new products.  Mr. Nawabi also managed multiple business process improvement projects, which led to significant enhancements in operational efficiency.  He then directed the integration of engineering, operations, supply chain and quality functional organizations into a single corporate shared services model across both UAS and EES business segments and all product lines.  Before joining AeroVironment, Mr. Nawabi worked with global technology companies in industries spanning industrial/electrical equipment manufacturing and clean technology.  He initiated and led the Enterprise/Data Center business at APC, which was later acquired by Schneider Electric, growing revenue to $600 million between 2000 and 2008.  Mr. Nawabi also previously led C&D Technologies’ Americas business.

About AeroVironment, Inc.

AeroVironment is a technology solutions provider that designs, develops, produces, supports and operates an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  The company’s electric-powered, hand-launched unmanned aircraft systems generate and process data to deliver powerful insight, on demand, to people and enterprises engaged in military, public safety and commercial activities around the world.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; our reliance on sales to the U.S. government; changes in the timing and/or amount of government spending; changes in the supply and/or demand and/or prices for our products and services; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on 10-Q. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

pr@avinc.com

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